Exhibit (2)(b)

                     MetLife - State Street Equity Trust

                         Amendment No. 1 to the By-Laws





          That the first sentence of Section 3.6 of Article III of the By-Laws of the MetLife - State Street Equity Trust is hereby amended to read as follows:

          "Unless otherwise determined by the Trustees, the President shall be the Chief Executive Officer of the Trust."









Effective as of:
September 30, 1992                        /s/ Constantine Hutchins, Jr.
                                          -------------------------------------
                                          Constantine Hutchins, Jr.
                                          Secretary